Exhibit 21.1
Subsidiaries of T REIT Liquidating Trust
TREIT-CONGRESS CENTER, LLC (Delaware)
T REIT CONGRESS CENTER MEMBER, LLC (Delaware)
T REIT AMBEROAKS GP, LLC (Texas)
T REIT TITAN PLAZA GP, LLC (Texas)